Exhibit 99.1

WORCESTER, Mass., July 31, 2008 –

The Hanover Insurance Group reports strong

second quarter results

Second Quarter 2008 Financial Highlights

•	Segment income after tax of $55.5 million, or $1.07 per share, compared to $56.7 million, or $1.09 per share in the prior-year quarter.(1)

•

Net loss of $0.20 per share includes an estimated loss of $1.27 per share related to the sale of our life business First Allmerica Financial Life Insurance Company (FAFLIC), compared to net income of $1.14 per share in the prior-year quarter.

•	GAAP combined ratio of 95.5% in the second quarter of 2008, compared to 94.4% in the prior-year quarter, including pre-tax catastrophe losses of 6.2 points and 2.5 points, respectively.

•	Net premiums written of $640.6 million, compared to $619.9 million in the prior-year quarter, an increase of 3.3%.

•

Book value per share of $43.57 at June 30, 2008, compared to $40.55 per share at June 30, 2007 and $44.37 per share at December 31, 2007. June 30, 2008 book value per share includes the aforementioned projected loss on the sale of FAFLIC of $1.27 per share.

•	Book value per share excluding accumulated other comprehensive income of $45.55 at June 30, 2008 compared to $42.51 per share at June 30, 2007 and $44.77 per share at December 31, 2007.

Financial Highlights

in millions, except per share amounts	Quarter ended June 30
	2008	2007
Total Segment Income after taxes	$55.5	$56.7
Net realized investment (losses) gains	(7.6)	0.2
Income tax expense on non-segment income	—	(0.1)

Income from Continuing Operations	47.9	56.8

Discontinued Operations (including assets held-for-sale)	(58.1)	3.0

Net (Loss) Income	$(10.2)	$59.8

Net (Loss) Income per share (Diluted)	$(0.20)	$1.14

(1)

Segment income after tax and segment income after-tax per share are non-GAAP measures. The reconciliation of this measure to the closest GAAP measure, net income, is provided on page 12 of this press release.

The Hanover Insurance Group, Inc. (NYSE: THG) today reported a net loss for the second quarter of 2008 of $10.2 million, or $0.20 per share, compared to an income of $59.8 million, or $1.14 per share, in the second quarter of the prior year. Net income for the second quarter of 2008 included a net loss of $58.1 million or $1.12 per share from the results of discontinued operations, compared to $3.0 million or $0.05 per share in income in the prior-year quarter. The current quarter’s net loss from discontinued operations included an estimated after-tax loss of $66.1 million or $1.27 per share, related to the pending sale of our FAFLIC business, partially offset by a gain of $11.1 million or $0.21 per share, resulting from the sale of our premium financing business AMGRO that closed in June 2008. Additionally, net income in the current quarter also included an after-tax net realized loss on investments of $7.6 million, or $0.15 per share.

Total Property and Casualty pre-tax segment income was $94.2 million in the second quarter of 2008, compared to $96.4 million in the second quarter of the prior year. Second quarter of 2008 included significantly higher catastrophe losses of $38.1 million pre-tax, compared to $14.5 million pre-tax in the prior-year quarter. Excluding the pre-tax net impact of catastrophes, Property and Casualty pre-tax segment income would have been $132.3 million in the second quarter of 2008, up $21.4 million, compared to $110.9 million in the second quarter of 2007.

“Solid underwriting performance in our Property and Casualty business enabled us to withstand the losses resulting from high catastrophe activity observed industry wide in the second quarter,” said Frederick H. Eppinger, chief executive officer of The Hanover Insurance Group, Inc. “Our accident year performance was solid and improved relative to the prior year, and the favorable development of prior-year reserves also remained strong indicative of our disciplined underwriting practices.” Eppinger continued, “Considering current market conditions, our second quarter growth in written premium at 3.3% should exceed industry averages and is in line with our expectations. Our ability to maintain margins and grow in this environment reflects well on the effectiveness of our strategy and our high quality underwriting team.”

The following table details pre-tax segment income (loss).

in millions	Quarter ended June 30
	2008	2007(1)
Personal Lines(2)	$38.6	$55.0
Commercial Lines(3)	52.7	38.9
Other Property and Casualty	2.9	2.5

Total Property & Casualty	94.2	96.4
Interest expense on corporate debt	(9.9)	(9.9)

Total pre-tax segment income	84.3	86.5
Federal income tax expense	(28.8)	(29.8)

Total segment income after taxes (4)	$55.5	$56.7

per share(4)	$1.07	$1.09

(1)	Restated to reflect certain additional expenses that were previously reported in the now discontinued FAFLIC business.

(2)	Includes Personal Lines pre-tax net impact of catastrophes of $24.6 million and $9.2 million for the second quarters of 2008 and 2007, respectively.

(3)	Includes Commercial Lines pre-tax net impact of catastrophes of $13.5 million and $5.3 million for the second quarters of 2008 and 2007, respectively.
(4)	See reconciliation from segment income to net income at the end of this document.

The following table summarizes the components of the GAAP combined ratio for the Property and Casualty segment:

	Quarter ended June 30
	2008	2007(1)
Personal Lines losses (excluding catastrophes)	51.5%	51.7%
Personal Lines catastrophe-related losses	6.7%	2.5%
Total Personal Lines losses	58.2%	54.2%
Commercial Lines losses (excluding catastrophes)	37.5%	44.2%
Commercial Lines catastrophe-related losses	5.4%	2.3%
Total Commercial Lines losses	42.9%	46.5%
Total P&C Losses	51.7%	51.5%
Loss adjustment expenses	10.5%	10.1%
Policy acquisition and other underwriting expenses	33.3%	32.8%
Combined Ratio	95.5%	94.4%

(1)	Restated to reflect certain additional expenses that were previously reported in the now discontinued FAFLIC business.

Personal Lines

Personal Lines pre-tax segment income was $38.6 million in the second quarter of 2008, compared to $55.0 million in the prior-year quarter. The pre-tax net impact of catastrophes was $24.6 million in the second quarter of 2008, compared to $9.2 million in the second quarter of 2007. Excluding the pre-tax net impact of catastrophes, Personal Lines pre-tax segment income would have been $63.2 million in the second quarter of 2008, compared to $64.2 million in the prior-year quarter.

Segment income in the current quarter benefited from solid improvement in ex-catastrophe current accident year loss performance. This was offset by lower favorable development of prior-year loss and LAE reserves and higher loss adjustment expenses, resulting from higher weather related claims in the quarter.

Current accident year losses improved due to favorable loss severity. Severity was favorable in the current quarter, reflecting a more normal incidence of large losses, compared to the second quarter of 2007, which was impacted by a high incidence of large losses, particularly in our Homeowners line. Partially offsetting this favorable severity trend was higher loss frequency in the current quarter driven by non-catastrophe weather related losses.

Personal Lines highlights:

•	Net premiums written were $373.5 million in the second quarter of 2008, compared to $370.8 million in the second quarter of 2007, an increase of 0.7%.

•	Net premiums earned were $369.5 million in the second quarter of 2008, compared to $364.4 million in the second quarter of 2007, an increase of 1.4%.

•	New business net premiums written were $66.5 million in the second quarter of 2008, compared to $67.8 million in the second quarter of 2007, and $58.8 million in the first quarter of 2008.

•

The Personal Lines GAAP combined ratio was 98.4% in the second quarter of 2008, compared to 93.9% in the prior-year quarter. Catastrophe related losses were $24.6 million, or 6.7 points of the second quarter combined ratio in 2008, compared to $9.2 million, or 2.5 points in the prior-year quarter.

•

Favorable development of prior-year loss and LAE reserves was $20.5 million in the second quarter of 2008, compared to $22.5 million in the second quarter of 2007, improving the Personal Lines combined ratio by 5.5 points and 6.2 points, respectively.

Commercial Lines

Commercial Lines pre-tax segment income was $52.7 million in the second quarter of 2008, compared to $38.9 million in the second quarter of 2007. The pre-tax net impact of catastrophes was $13.5 million in the second quarter of 2008, compared to $5.3 million in the second quarter of 2007. Excluding the pre-tax net impact of catastrophes, Commercial Lines pre-tax segment income would have been $66.2 million in the second quarter of 2008, compared to $44.2 million in the prior-year quarter, an increase of $22.0 million. This increase was primarily due to an improvement in ex-catastrophe current accident year loss performance.

The improvement in the ex-catastrophe current accident year loss performance is attributable to improved loss trends driven by lower severity and growth in specialty lines. Losses in the second quarter of 2007 were unusually high due to the incidence of several large losses in our CMP lines. The current quarter’s results reflect a more normal incidence of large losses. Additionally, growth in our specialty lines, which usually carry a lower loss ratio, continues to favorably impact our ex-cat accident year loss performance.

Partially offsetting this improvement in ex-catastrophe accident year losses were higher expenses, resulting from the continued investments in our specialty lines, which now include the integration of our recent specialty acquisitions that carry a higher expense ratio.

Commercial Lines highlights:

•	Net premiums written were $266.9 million in the second quarter of 2008, compared to $248.8 million in the second quarter of 2007, representing an increase of 7.3%.

•	Net premiums earned were $249.5 million in the second quarter of 2008, compared to $226.0 million in the second quarter of 2007, an increase of 10.4%.

•	New business net premiums written were $80.8 million in the second quarter of 2008, compared to $84.0 million in the second quarter of 2007, and $78.7 million in the first quarter of 2008.

•

The Commercial Lines GAAP combined ratio was 91.7% in the second quarter of 2008, compared to 94.8% in the prior-year quarter. Catastrophe related losses were $13.5 million, or 5.4 points of the second quarter combined ratio in 2008, compared to $5.3 million, or 2.3 points in the prior-year quarter.

•

Favorable development of prior-year loss and LAE reserves was $16.3 million in the second quarter of 2008, compared to favorable development of $13.3 million in the second quarter of 2007, improving the Commercial Lines combined ratio by 6.5 points and 5.9 points, respectively.

Other Property & Casualty

Other Property & Casualty’s pre-tax segment income was $2.9 million in the second quarter of 2008, compared to $2.5 million in the prior-year quarter.

Life Segment

As announced this morning, the company has reached a definitive agreement to sell its remaining run-off life insurance business, First Allmerica Financial Life Insurance Company (FAFLIC), to Commonwealth Annuity and Life Insurance Company, a Goldman Sachs Company, in a transaction expected to close in the fourth quarter of 2008. Pending the closing of the sale, FAFLIC will now be reported as discontinued operations. The businesses being sold include a closed block of traditional life insurance policies, group retirement business and guaranteed investment contract (GIC) businesses. The remaining accident and health business is in run off and will be reinsured by Hanover, and continues to be reported as discontinued operations.

Projected proceeds from the FAFLIC transaction

Projected total proceeds in connection with the FAFLIC transaction are currently expected to be approximately $220 million, including a pre-sale dividend from FAFLIC to THG of approximately $160 million.

The actual purchase price will be determined at closing, and be adjusted based on surplus level of FAFLIC as well as for the fair value of certain investment securities and other items.

Discontinued Operations

Net income in the second quarter of 2008 included an estimated loss on the pending sale of FAFLIC of $66.1 million.

Second quarter of 2008 also included an after-tax gain of $11.1 million resulting from the sale of AMGRO, the company’s premium financing business.

Investment Results

Net investment income from our continuing operations increased by $3.9 million, to $63.8 million for the second quarter of 2008, compared to $59.9 million in the second quarter of 2007. This increase was primarily due to the result of an intercompany transfer of assets. Effective January 1, 2008, certain employee benefit related assets and liabilities were transferred from our now discontinued FAFLIC subsidiary to Hanover Insurance. These asset transfers resulted in a $2.5 million increase to investment income in the second quarter. Also contributing to higher investment income in the current quarter were higher partnership income and income from the assets of our recently acquired subsidiaries, partially offset by non-recurring 2007 prepayment fees.

Pre-tax net realized investment losses were $7.6 million in the second quarter of 2008, compared to a gain of $0.2 million in the same period of 2007. In the second quarter of 2008, the Company recognized impairments of $8.3 million on certain fixed maturity and equity securities, partially offset by pre-tax net investment gains of $0.7 million, primarily from sales of fixed maturities and equity securities. The increase in impairments in the current quarter was attributable to credit market conditions not directly associated with financial institution losses. In the second quarter of 2007, pre-tax net realized gains on sales of invested assets were $0.5 million, partially offset by $0.3 million from impairments.

Investment Portfolio

The Company held $6.1 billion in cash and investment assets at June 30, 2008, which includes $1.3 billion of FAFLIC assets that are classified as held for sale. Fixed maturities represented 91% of our investment portfolio with a carrying value of $5.6 billion. 94% of our fixed maturity portfolio is rated investment grade.

We continue to have no exposure to investment in sub-prime mortgages or sub-prime mortgage-backed securities and little or no exposure to the secondary credit risk presented by financial guarantors. Residential mortgage backed securities constitute $1.1 billion of our invested assets with less than 15% held in non-agency securities. Commercial mortgage backed securities constitute $468.0 million of our invested assets. Approximately 92% of our CMBS holdings were from pre-2005 vintages, with 5% from 2007 vintage, 3% from 2006 vintage and no 2005 vintage. The entire CMBS portfolio had a weighted average loan-to-value rate of 67.1%. As of June 30, 2008, we hold $807.7 million of municipal bonds in our portfolio, with an overall rating of AA-. Financial guarantor insurance enhanced municipal bonds represent $355.5 million, or 44% of this portfolio. The overall credit rating of our insured municipal bond portfolio, giving no effect to the insurance enhancement, was A-.

Additionally, we hold $1.2 billion in agency debt and agency sponsored mortgage backed securities, of which $1.1 billion represent ownership in Fannie Mae and Freddie Mac issued or sponsored securities. Our position consists of $951.0 million of mortgage backed securities and $173.5 million of non-subordinated senior debt. We have no investments in their preferred stock or equity.

Earnings Conference Call

The Hanover will host a conference call to discuss the company’s second quarter results on Friday, August 1st, at 10:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany our prepared remarks and has been posted on our web site. Interested investors and others can listen to the call and access the presentation through The Hanover’s web site, located at www.hanover.com. Web-cast participants should go to the web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this web sit approximately two hours after the call.

Statistical Supplement

The Hanover’s second quarter earnings news release and statistical supplement are available in the Investors section at www.hanover.com.

Forward-Looking Statements and Non-GAAP Financial Measures

Certain statements in this release or in the above referenced conference call may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes,” “anticipates,” “expects,” “projections,” “outlook,” “should,” “plan,” “guidance” and similar expressions is intended to identify forward-looking statements. The Company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially. Investors are directed to consider the risks and uncertainties in its business that may affect future performance and that are discussed in readily available documents, including the Company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under “Investors”. These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather, the uncertainties in estimating property and casualty losses (particularly with respect to products with longer tails and with respect to losses incurred as the result of Hurricanes Katrina and Rita), the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope (such as decisions in Louisiana involving the so-called “Valued Policy Law,” which is pending before the Louisiana Supreme Court), the ability to increase or maintain certain property and casualty insurance rates, the impact of new product introductions (such as the multivariate personal auto product and the homeowners tiered product) and expansion in geographic areas, the impact of the company’s acquisitions of Professionals Direct, Inc. and of Verlan Holdings, Inc., adverse loss development and adverse trends in mortality and morbidity and medical costs, changes in frequency and loss trends, the ability to improve renewal rates and increase new property and casualty policy counts, investment impairments, heightened competition (including increasing rate pressure, particularly in Commercial Lines), the recent change in the Massachusetts private passenger automobile regulatory environment from the “fix-and-establish” system to “managed competition,” adverse state and federal legislation or regulation or regulatory actions, financial ratings actions, uncertainties in estimating FIN 45 liabilities recorded in conjunction with indemnity obligations undertaken in connection with the sale of various businesses and increased uncertainties in general economic conditions and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments, and various other factors.

Finally, the projected proceeds from the sale of our life insurance business, FAFLIC, and the estimated loss on sale of this business, which is included in discontinued operations, are forward looking statements. There are certain factors that could cause actual results to differ materially from those anticipated in this press release, slide presentation and statements made. These include: (1) the successful consummation of the transactions with Commonwealth in a timely manner; (2) the various conditions to the consummation of such transactions being satisfied or waived without the imposition of material burdens or expenses; (3) the required regulatory approvals of the transactions being obtained in a timely manner without the imposition of any material restrictions or burdens, including the proposed dividend, the sale to Commonwealth Annuity and Life Insurance Company, the coinsurance and related agreements for the accident and health business, certain intercompany transactions, including the proposed sale by the holding company to its subsidiary for cash and securities of assets the holding company receives from the proposed dividend; (4) the statutory results of operations of FAFLIC until close, which will impact the statutory surplus of FAFLIC and consequently the ultimate dividend and purchase price; (5) the uncertainties as to the gross or net proceeds to be received by THG, including the uncertainty as to the effects of the various purchase price adjustments and expenses incurred by THG and the impact of various tax elections; (6) the ability to realize post-closing earnings for the property-casualty segment that are taxable and make FAFLIC’s tax attributes valuable; and (7) the impact of contingent liabilities, including litigation and regulatory matters, assumed by the holding company in connection with the transaction.

The Hanover uses non-GAAP financial measures as important measures of the Company’s operating performance, including total segment income, segment income after tax, segment income after-tax per share, property and casualty segment income, and measures of segment income and loss ratios excluding catastrophe losses, catastrophe losses relating to Hurricane Katrina or reserve development.

Segment income is net income, excluding federal income taxes and net realized investment gains and losses, including gains or losses on certain derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Segment income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items. Property and Casualty segment income is the sum of the segment income of the three operating segments of The Hanover’s property and casualty operations: Personal Lines, Commercial Lines and Other Property and Casualty. The Hanover believes that measures of total segment income and Property and Casualty segment income provide investors with a valuable measure of the performance of the Company’s ongoing businesses because they highlight net income attributable to the core operations of the business.

The Hanover also provides measures of segment income and loss ratios that exclude the effects of catastrophe losses. A catastrophe is a severe loss, resulting from natural or manmade events, including risks such as fire, hurricane, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss ratios.

Net income is the most directly comparable GAAP measure for total segment income, Property and Casualty segment income and measures of segment income that exclude the effects of catastrophe losses or reserve development. Segment income, Property and Casualty segment income and measures of segment income that exclude the effects of catastrophe losses or reserve development (including development related to Hurricane Katrina) should not be construed as a substitute for net income determined in accordance with GAAP. A reconciliation of net income to segment income and Property and Casualty segment income for the quarters ended June 30, 2008 and 2007 is set forth in the table at the end of this document and in the statistical supplement. Loss ratios calculated in accordance with GAAP are the most directly comparable GAAP measure for loss ratios calculated excluding the effects of catastrophe losses. The presentation of loss ratios calculated excluding the effects of catastrophe losses should not be construed as a substitute for loss ratios, determined in accordance with GAAP.

The Hanover Insurance Group, Inc., based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan, and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, The Hanover ranks among the top 40 property and casualty insurers in the United States.

Contact Information

Investors:	Media:
Sujata Mutalik	Michael F. Buckley
E-mail: smutalik@hanover.com	E-mail: mibuckley@hanover.com

1-508-855-3457	1-508-855-3099

Definition of Reported Segments

Our continuing operations include three Property and Casualty operating segments: Personal Lines, Commercial Lines, and Other Property and Casualty. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as fidelity and surety bonds, and inland marine. The Other Property and Casualty segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, as well as a block of run-off voluntary pools business, in which we have not actively participated since 1995.

THE HANOVER INSURANCE GROUP, INC.

in millions, except per share amounts	Quarter ended June 30
	2008	2007
Net (loss) income	$(10.2)	$59.8
Net (loss) income per share (diluted)	$(0.20)	$1.14
Weighted average shares	51.8	52.3

The following is a reconciliation from segment income to net (loss) income (1):

	Quarter ended June 30				Six months ended June 30
$ in millions except per share	2008		2007		2008		2007
	$	Per Share(2)	$	Per Share(2)	$	Per Share(2)	$	Per Share(2)
Property and Casualty
Personal Lines	$38.6	$—	$55.0	$—	$65.7	$—	$101.6	—
Commercial Lines	52.7	—	38.9	—	120.7	—	87.5	—
Other Property & Casualty	2.9	—	2.5	—	4.5	—	6.9	—

Total Property and Casualty	94.2	—	96.4	—	190.9	—	196.0	—
Interest expense on corporate debt	(9.9)	—	(9.9)	—	(19.9)	—	(19.9)	—

Total segment income	84.3	1.63	86.5	1.66	171.0	3.28	176.1	3.38
Federal income tax expense on segment income	(28.8)	(0.56)	(29.8)	(0.57)	(57.9)	(1.11)	(59.9)	(1.15)

Total segment income after federal income taxes	55.5	1.07	56.7	1.09	113.1	2.17	116.2	2.23
Net realized investment (losses) gains	(7.6)	(0.15)	0.2	—	(7.9)	(0.15)	0.5	0.01
Federal income tax expense on non-segment income	—	—	(0.1)	—	—	—	(0.2)	—

Income from continuing operations, net of taxes	47.9	0.92	56.8	1.09	105.2	2.02	116.5	2.24
(Loss) income from operations of discontinued FAFLIC businesses (includes loss on assets held-for-sale in 2008), net of taxes	(67.7)	(1.30)	2.7	0.05	(71.2)	(1.37)	6.8	0.13
Income from operations of AMGRO (includes gain on disposal, in 2008), net of taxes	10.4	0.20	—	—	10.1	0.20	—	—
(Loss) gain on disposal of variable business, net of taxes	(0.8)	(0.02)	0.3	—	5.4	0.10	0.1	—
Other	—	—	—	—	(1.2)	(0.02)	—	—

Net (loss) income(3)	$(10.2)	$(0.20)	$59.8	$1.14	$48.3	$0.93	$123.4	$2.37

(1)

In accordance with Statement of Financial Accounting Standards No. 131, “Disclosure about Segments of an Enterprise and Related Information,” the separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned segments on a pre-tax basis. Segment income is determined by adjusting net income for net realized investment gains and losses including certain gains or losses on derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Also, segment income excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items.

(2)	Per Share data is per diluted share of common stock.

(3)	Basic net income per share was $(0.20) and $1.16 for quarters ended June 30, 2008 and 2007, respectively, and $0.94 and $2.40 for the six months ended June 30, 2008 and 2007, respectively.

All figures reported are unaudited